Exhibit 10.2

FORM OF

TAX SHARING AGREEMENT

BY AND AMONG

HALLIBURTON COMPANY

AND ITS AFFILIATED COMPANIES

AND

KBR INC.

AND ITS AFFILIATED COMPANIES

January 1, 2006

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

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Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

Section 8.14	Counterparts	38
Section 8.15	Severability	38
Section 8.16	Entire Agreement; Termination of Prior Agreements	38
Section 8.17	Assignment	38
Section 8.18	Fair Meaning	39
Section 8.19	Commencement	39
Section 8.20	Titles and Headings	39
Section 8.21	Construction	39
Section 8.22	Termination	39

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TAX SHARING AGREEMENT

BY AND BETWEEN

HALLIBURTON COMPANY AND KBR, INC.

This Tax Sharing Agreement (the “Agreement”), dated as of this 1st day of January, 2006, by and between HALLIBURTON COMPANY, a Delaware corporation (“Halliburton”), KBR Holdings LLC, a Delaware limited liability company (“KBR Holdings”), and KBR, Inc., a Delaware corporation (“KBR, Inc.”), is entered into as of the      day of                     , 2006.

RECITALS

WHEREAS, Halliburton is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code (as defined herein), which currently files a consolidated federal income tax return;

WHEREAS, Halliburton Energy Services, Inc., a Delaware corporation (“HESI”), and certain other entities and divisions comprise the Energy Services Group of Halliburton (collectively, the “ESG Group”), and KBR (as defined herein) and certain other entities and divisions comprise the Energy & Chemicals Group and Government & Infrastructure Group of Halliburton (collectively, the “KBR Group”);

WHEREAS, the ESG Group and the KBR Group each include various corporations that join with Halliburton in the filing of a consolidated U.S. federal income tax return, as well as limited liability companies and other entities organized under the laws of domestic and foreign jurisdictions;

WHEREAS, Halliburton and KBR determined it would be appropriate and desirable, effective as of December 31, 2005, for KBR to reorganize its operations to separate the operations traditionally associated with KBR from the operations traditionally associated with Halliburton (the “Restructuring”);

WHEREAS, Halliburton and KBR contemplate that as part of the Restructuring, KBR may make an initial public offering (the “IPO”) of KBR common stock that would reduce Halliburton’s ownership of KBR to not less than the amount required for Halliburton to control KBR within the meaning of Section 368(c) of the Code with respect to the stock of KBR and to not less than the amount required for Halliburton to control KBR within the meaning of Section 1504(a)(2) of the Code with respect to the stock of KBR;

WHEREAS, Halliburton may determine that it is in the best interests of the Parties to cause (1) Kellogg Energy Services, Inc. to distribute the shares of KBR common stock to DII Industries, LLC, a Delaware limited liability company (“DII”), (2) DII in turn to distribute the shares of KBR common stock to HESI and (3) HESI in turn to distribute the shares of KBR common stock to Halliburton, subject to the terms and conditions of the Master Separation Agreement or the Master Separation and Distribution Agreement (as applicable) (collectively, the “Preliminary Distributions”);

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

WHEREAS, in connection with the Preliminary Distributions, Halliburton may determine that it is in the best interests of the Parties for Halliburton to distribute all of its shares of KBR common stock, on a pro rata basis, to the holders of the common stock of Halliburton, subject to the terms and conditions of the Master Separation Agreement or the Master Separation and Distribution Agreement (as applicable) (the “Distribution”);

WHEREAS, the Preliminary Distributions and the Distribution are intended to qualify as tax free distributions under Section 355 of the Code;

WHEREAS, upon the Deconsolidation (as defined herein), Halliburton and KBR will cease to be members of the same affiliated group for federal income tax purposes;

WHEREAS, the Parties wish to set forth the general principles under which they will allocate and share various Taxes (as defined herein) and related liabilities;

WHEREAS, in contemplation of the IPO and the Deconsolidation, Halliburton, on behalf of itself and its present and future subsidiaries other than KBR (“Halliburton Group”), and KBR, on behalf of itself and its present and future subsidiaries (“KBR Group”) are entering into this Agreement to provide for the allocation between the Halliburton Group and the KBR Group of all responsibilities, liabilities and benefits relating to all Taxes paid or payable by either group for all taxable periods beginning on or after the Effective Date (as defined herein) and to provide for certain other matters;

WHEREAS, the Parties intend and agree that the Effective Date with respect to the provisions of Articles II, III, VI and VIII is January 1, 2001.

NOW, THEREFORE, in consideration of the mutual agreements, provisions, and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Accounting Referee” is defined in Section 8.11 herein.

“Adequate Assurances” means posting a bond or providing a letter of credit reasonably acceptable to the Indemnified Party; provided, however, if the Indemnifying Party fails to post such bond or provide such letter of credit, the Indemnifying Party shall provide cash equal to the Indemnity Amount to the Indemnified Party not less than thirty (30) days prior to the date on which such Tax would become due and payable by the Indemnified Party.

“Affiliate” of any person means any person, corporation, partnership or other entity directly or indirectly controlling, controlled by or under common control with such person.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

“Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504(a) (excluding Section 1504(b)) of the Code for the taxable period in question.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.

“Combined Group” means a group of corporations or other entities that files a Combined Return.

“Combined Return” means any Tax Return (other than for Federal Income Taxes) filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination), unitary or Group Relief basis that includes activities of members of the ESG Group or the KBR Group, or both, as the case may be.

“Compensatory Transaction” has the meaning set forth in Section 7.03(b)(iii).

“Consolidated Group” means the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Halliburton is the common parent corporation.

“Consolidated Return” means a Tax Return filed with respect to Federal Income Taxes for the Consolidated Group.

“Control” means stock constituting a 50% or greater interest under Section 355(e) of the Code.

“Deconsolidation” means the event that reduces the amount of KBR stock owned directly or indirectly by Halliburton to be less than the amount required for Halliburton to control KBR within the meaning of Section 1504(a)(2) of the Code.

“Deconsolidation Date” means the date the Deconsolidation occurs.

“Deconsolidation Year” means the taxable year in which the Deconsolidation Date occurs.

“Displaced ESG Tax Attribute” has the meaning set forth in Section 5.12(g) of this Agreement.

“Disputed Tax Issue” is defined in Section 6.01(a) herein.

“Disputed Tax Issue Indemnitee” is defined in Section 6.01(a) herein.

“Disputed Tax Issue Indemnitor” is defined in Section 6.01(a) herein.

“Disqualifying Action” is defined in Section 7.03(a)(i) hereof.

“Distribution” has the meaning set forth in the Recitals to this Agreement.

“Distribution Date” is the date the Distribution occurs.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

“Effective Date” is January 1, 2006, provided, however that the Effective Date with respect to Articles II, III, VI and VIII is January 1, 2001.

“ESG Allocated Attributes” has the meaning set forth in Section 3.09 or Section 5.09 of this Agreement as the case requires.

“ESG Group” has the meaning set forth in the Recitals to this Agreement.

“ESG Group Combined Tax Liability” means, with respect to any taxable period, the ESG Group’s liability for Taxes owed with respect to Combined Returns, as determined under Section 3.05 or Section 5.05 of this Agreement as the case requires.

“ESG Group Federal Income Tax Liability” means, with respect to any taxable period, the ESG Group’s liability for Federal Income Taxes, as determined under Section 3.03 or Section 5.03 of this Agreement as the case requires.

“ESG Group Members” means those entities or divisions of entities included in the ESG Group as set forth on Exhibit A, hereto.

“ESG Group Pro Forma Combined Return” means a pro forma Combined Return or other schedule prepared pursuant to Section 3.05 or Section 5.05 of this Agreement as the case requires.

“ESG Group Pro Forma Consolidated Return” means a pro forma consolidated U.S. Federal Income Tax Return or other schedule prepared pursuant to Section 3.03 or Section 5.03 of this Agreement as the case requires.

“ESG Stand-Alone Attributes” has the meaning set forth in Section 3.09(a) or Section 5.09(a) of this Agreement as the case requires.

“Federal Income Tax” means any Tax imposed under Subtitle A of the Code or any other provision of United States Federal Income Tax law (including, without limitation, the Taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related thereto.

“Final Determination” means the final resolution of any Tax (or other matter) for a taxable period, including related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (i) by the expiration of a statute of limitations or a period for the filing of claims for refunds, amending Tax Returns, appealing from adverse determinations, or recovering any refund (including by offset), (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (iii) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (iv) by execution of an Internal Revenue Service Form 870 or 870-AD, or by a comparable form under the laws of other jurisdictions (excluding, however, with respect to a particular Tax Item for a particular taxable period any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency with respect to such Tax Item for such period), or (v) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund may be adjusted.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

“Foreign Tax Credit Adjustment” has the meaning set forth in Section 5.12(f) hereof.

“Group Relief” has the meaning set forth in Section 3.14(a) hereof.

“Halliburton Affiliated Group” means, for each taxable period, the Affiliated Group of which Halliburton or any successor of Halliburton is the common parent.

“Halliburton Affiliated Group Federal Income Tax Return” means the consolidated Federal income Tax Return of the Halliburton Affiliated Group.

“Halliburton Group” is defined in the Recitals to this Agreement.

“Indemnified Liability” has the meaning set forth in Section 7.05.

“Indemnified Party” has the meaning set forth in Section 7.04(b) of this Agreement.

“Indemnity Amount” has the meaning set forth in Section 7.07.

“Indemnifying Party” has the meaning set forth in Section 7.04(b) of this Agreement.

“IPO” is defined in the Recitals to this Agreement.

“IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives, and attorneys.

“KBR” means KBR Holdings from the Effective Date to the day immediately prior to the earlier of (i) the Deconsolidation Date or (ii) the date of the IPO and means KBR, Inc. from and after such date.

“KBR Affiliated Group” means, for each taxable period, the Affiliated Group of which KBR or any successor of KBR is the common parent.

“KBR Allocated Attributes” has the meaning set forth in Section 3.09 or Section 5.09 of this Agreement as the case requires.

“KBR Businesses” means the present, former and future subsidiaries, divisions and businesses of any member of the KBR Group which are not, or are not contemplated by the Master Separation Agreement or the Master Separation and Distribution Agreement (as applicable) to be, part of the Halliburton Group immediately after the Deconsolidation Date.

“KBR Foreign Taxes” has the meaning set forth in Section 5.12(f) of this Agreement.

“KBR Group” is defined in the Recitals to this Agreement.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

“KBR Group Combined Tax Liability” means, with respect to any taxable period, the KBR Group’s liability for Taxes owed with respect to Combined Returns, as determined under Section 3.06 or Section 5.06 of this Agreement as the case requires.

“KBR Group Federal Income Tax Liability” means, with respect to any taxable period, the KBR Group’s liability for U.S. Federal Income Taxes, as determined under Section 3.04 or Section 5.04 of this Agreement as the case requires.

“KBR Group Members” means those entities or divisions of entities included in the KBR Group as set forth on Exhibit B, hereto.

“KBR Group Pro Forma Combined Return” means a pro forma Combined Return or other schedule prepared pursuant to Section 3.06 or Section 5.06 of this Agreement as the case requires.

“KBR Group Pro Forma Consolidated Return” means a pro forma consolidated U.S. Federal Income Tax Return or other schedule prepared pursuant to Section 3.04 or Section 5.04 of this Agreement as the case requires.

“KBR Group Relief Tax Attribute” has the meaning set forth in Section 3.14(a) of this Agreement.

“KBR Losses” has the meaning set forth in Section 5.12(g) of this Agreement.

“KBR Restructuring Issue” is defined in Section 6.01(c) herein.

“KBR Stand-Alone Attributes” has the meaning set forth in Section 3.09(b) or Section 5.09(b) of this Agreement as the case requires.

“Loss Adjustment” has the meaning set forth in Section 5.12(g) of this Agreement.

“Master Separation Agreement” means that certain Master Separation Agreement entered into by Halliburton and KBR, dated                          , 2006.

“Master Separation and Distribution Agreement” means that certain Master Separation and Distribution Agreement entered into by Halliburton and KBR, dated                          , 2006.

“Non-Transacting Party” is defined in Section 7.03(b)(i) herein.

“Notice” is defined in Section 8.01 herein.

“Party” means each of Halliburton and KBR, and, solely for purposes of this definition, “Halliburton” includes the Halliburton Group and “KBR” includes the KBR Group, all as of the Deconsolidation Date. Each of Halliburton and KBR shall cause the Halliburton Group and the KBR Group, respectively, to comply with this Agreement.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

“Post-Deconsolidation Period” means any period beginning after the Deconsolidation Date.

“Potential Disqualifying Action” is defined in Section 7.03(a)(iii) hereof.

“Pre-Deconsolidation Period” means any period ending on or before the Deconsolidation Date.

“Preliminary Distributions” is defined in the Recitals to this Agreement.

“Private Letter Ruling” means the private letter ruling issued by the IRS to Halliburton in connection with the Spinoff.

“Project Constructor” means the transaction, effective December 15, 2003, pursuant to which Halliburton separated the ESG Group, on the one hand, from the Energy & Chemicals Group and the Government & Infrastructure Group (formerly the Engineering & Construction Group), on the other hand, with HESI acting as the holding company for the ESG Group and DII acting as the holding company for the Energy & Chemicals Group and the Government & Infrastructure Group.

“Required Tax Attribute Carryback” is defined in Section 5.13 hereof.

“Restricted Period” means the period beginning two years before the Distribution Date and ending two years after the Distribution Date.

“Restructuring” is defined in the Recitals to this Agreement.

“Restructuring Taxes” means any and all Taxes resulting from the Restructuring or from Project Constructor, and shall include any related interest, penalties, Tax credit recapture or other additions to Tax, including, without limitation, any Tax imposed pursuant to, or as a result of, the application of Section 311 of the Code.

“Ruling Documents” means (1) the request for a ruling under Section 355 and various other sections of the Code, that have been or will be filed with the IRS in connection with the Spinoff, together with any supplemental filings or ruling requests or other materials subsequently submitted on behalf of Halliburton, its subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any rulings issued by the IRS to Halliburton in connection with the Spinoff or (2) any similar filings submitted to, or rulings issued by, any other Tax Authority in connection with the Spinoff.

“Spinoff” means the separation of KBR from Halliburton through the Distribution.

“Subsequent Ruling” has the meaning set forth in Section 7.03(a)(iii).

“Subsequent Opinion” has the meaning set forth in Section 7.03(a)(iii).

“Tainting Act” means (i) any act of omission or commission, including but not limited to, any transaction, representation, or election which would constitute a breach by KBR (or its

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

successors) of the warranties, representations and covenants of Sections 7.02 or 7.03 hereof (without regard to whether a Subsequent Opinion had been obtained); (ii) any breach of any representation or covenant given by KBR in connection with the Private Letter Ruling, Subsequent Ruling, Tax Opinion or Subsequent Opinion which relates to the qualification of the Distribution as a Tax Free Spinoff; or (iii) any transaction involving the stock or assets of KBR (or its successors) occurring after the Deconsolidation Date.

“Tax” means any of the Taxes.

“Tax Attribute” means one or more of the following attributes of a member of either the ESG Group or the KBR Group: (i) with respect to the Consolidated Return, a net operating loss, a net capital loss, an unused investment credit, an unused foreign tax credit, an excess charitable contribution, a U.S. federal minimum tax credit or U.S. federal general business credit (but not tax basis or earnings and profits) and (ii) any comparable Tax Item reflected on a Combined Return.

“Tax Authority” means a governmental authority (foreign or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the U.S. Internal Revenue Service).

“Tax Controversy” means any audit, examination, dispute, suit, action, litigation or other judicial or administrative proceeding initiated by KBR, Halliburton, the IRS or any other Tax Authority.

“Tax Free Spinoff” is defined in Section 7.02(a) hereof.

“Tax Item” means any item of income, gain, loss, deduction or credit, or other item reflected on a Tax Return or any Tax Attribute.

“Tax Counsel” means a nationally recognized law firm selected by Halliburton and engaged to deliver the Tax Opinion.

“Tax Opinion” means an opinion of Tax Counsel to the effect that the Preliminary Distributions and the Distribution should qualify as a Tax Free Spinoff.

“Tax Opinion Documents” means the officer’s certificates and other documents submitted to Tax Counsel and relied on by Tax Counsel in rendering the Tax Opinion.

“Tax Return” means any return, report, certificate, form or similar statement or document (including, any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxes” means all forms of taxation, whenever created or imposed, and whenever imposed by a national, local, municipal, governmental, state, federation or other body, and

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

without limiting the generality of the foregoing, shall include net income, alternative or add-on minimum tax, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp occupation, premium, property, windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amounts imposed by any such Tax Authority.

“Transacting Party” is defined in Section 7.03(b)(i) herein.

Any term used but not capitalized herein that is defined in the Code or in the Treasury Regulations thereunder, shall to the extent required by the context of the provision at issue, have the meaning assigned to it in the Code or such regulation.

ARTICLE II.

PREPARATION AND FILING OF TAX RETURNS PRIOR TO DECONSOLIDATION YEAR

Section 2.01 Manner of Filing.

(a) For periods after the Effective Date and prior to the Deconsolidation Year and except as provided in Section 2.0l(b) hereof, Halliburton shall have the sole and exclusive responsibility for the preparation and filing of, and shall prepare and file or cause to be prepared and filed: (1) all Consolidated Returns and (2) all Combined Returns.

(b) For periods after the Effective Date and prior to the Deconsolidation Year and except as otherwise provided in Section 2.0l(a) hereof, the ESG Group and the KBR Group shall have the sole and exclusive responsibility for the preparation and filing of, and shall prepare and file or cause to be prepared and filed, all Tax Returns of the ESG Group Members and the KBR Group Members that are not required to be filed on a consolidated or combined basis. With respect to any Combined Return required to be filed in a foreign taxing jurisdiction, Halliburton shall determine, in its sole discretion, whether ESG Group Members or KBR Group Members, rather than Halliburton, shall have the responsibility for preparing and filing such Combined Return and the manner in which Taxes related to such Combined Return shall be allocated and paid.

ARTICLE III.

ALLOCATION OF TAXES PRIOR TO DECONSOLIDATION YEAR

Section 3.01 Liability of the ESG Group for Consolidated and Combined Taxes. For each taxable year ending prior to the Deconsolidation Year and beginning on or after the Effective Date, the ESG Group shall be liable to Halliburton for an amount equal to the ESG Group Federal Income Tax Liability and the ESG Group Combined Tax Liability.

Section 3.02 Liability of the KBR Group for Consolidated and Combined Taxes. For each taxable year ending prior to the Deconsolidation Year and beginning on or after the

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

Effective Date, the KBR Group shall be liable to Halliburton for an amount equal to the KBR Group Federal Income Tax Liability and the KBR Group Combined Tax Liability to the extent such liabilities are paid by Halliburton or by a member of the ESG Group.

Section 3.03 ESG Group Federal Income Tax Liability. With respect to each taxable year ending prior to the Deconsolidation Year and beginning on or after the Effective Date, the ESG Group Federal Income Tax Liability for such taxable period shall be the Federal Income Taxes for such taxable period, as determined on an ESG Group Pro Forma Consolidated Return prepared:

(a) assuming that the members of the ESG Group were not included in the Consolidated Group and by including only Tax Items of members of the ESG Group that are included in the Consolidated Return;

(b) except as provided in Section 3.03(e) hereof, using all elections, accounting methods and conventions used on the Consolidated Return for such period;

(c) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;

(d) excluding any Tax Attributes for which HESI has been compensated pursuant to Section 3.09 hereof;

(e) assuming that the ESG Group elects not to carry back any net operating losses; and

(f) assuming that the ESG Group’s utilization of any Tax Attribute carryforward or carryback is limited to the Tax Attributes of the ESG Group that would be available if the ESG Group Federal Income Tax Liability for each taxable year ending after January 1, 2001 were determined in accordance with this Section 3.03.

Section 3.04 KBR Group Federal Income Tax Liability. With respect to each taxable year ending prior to the Deconsolidation Year and beginning on or after the Effective Date, the KBR Group Federal Income Tax Liability for such taxable period shall be the Federal Income Taxes for such taxable period, as determined on an KBR Group Pro Forma Consolidated Tax Return prepared:

(a) assuming that the members of the KBR Group were not included in the Consolidated Group and by including only Tax Items of members of the KBR Group that are included in the Consolidated Return;

(b) except as provided in Section 3.04(e) hereof, using all elections, accounting methods and conventions used on the Consolidated Return for such period;

(c) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

(d) excluding any Tax Attributes for which KBR has been compensated pursuant to Section 3.09 hereof;

(e) assuming that the KBR Group elects not to carry back any net operating losses and may elect either to deduct or take a credit for foreign Taxes paid or deemed paid (and to carryback or carryforward any excess foreign Taxes); and

(f) assuming that the KBR Group’s utilization of any Tax Attribute carryforward or carryback is limited to the Tax Attributes of the KBR Group that would be available if the KBR Group Federal Income Tax Liability for each taxable year ending after January 1, 2001 were determined in accordance with this Section 3.04.

Section 3.05 ESG Group Combined Tax Liability. With respect to any taxable year ending prior to the Deconsolidation Year and beginning on or after the Effective Date, the ESG Group Combined Tax Liability shall be the sum for such taxable period of the ESG Group’s liability for Taxes owed with respect to Combined Returns, as determined on the ESG Group Pro Forma Combined Returns prepared in a manner consistent with the principles and procedures set forth in Section 3.03 hereof.

Section 3.06 KBR Group Combined Tax Liability. With respect to any taxable year ending prior to the Deconsolidation Year and beginning on or after the Effective Date, the KBR Group Combined Tax Liability shall be the sum for such taxable period of the KBR Group’s liability for Taxes owed with respect to Combined Returns, as determined on the KBR Group Pro Forma Combined Returns prepared in a manner consistent with the principles and procedures set forth in Section 3.04 hereof.

Section 3.07 Preparation and Delivery of Pro Forma Tax Returns. Not later than ninety (90) days following the date on which the related Consolidated Return or Combined Return, as the case may be, is filed with the appropriate Tax Authority, Halliburton shall prepare and deliver to HESI and KBR, respectively, pro forma Tax Returns calculating (i) the ESG Group Federal Income Tax Liability or the ESG Group Combined Tax Liability, and (ii) the KBR Group Federal Income Tax Liability or the KBR Group Combined Tax Liability, which is attributable to the period covered by such filed Tax Return.

Section 3.08 Intercompany Payables and Receivables. The liability of the ESG Group and the KBR Group for (i) the ESG Group Federal Income Tax Liability and (ii) the KBR Group Federal Income Tax Liability, respectively, shall be reflected in the intercompany accounts of Halliburton and HESI or KBR, as the case may be.

Section 3.09 Credit for Use of Attributes. Not later than ninety (90) days following the filing of the Consolidated Return for each taxable year, Halliburton shall determine the aggregate amount of the Tax Attributes of the Consolidated Group and all Combined Groups that are allocable to the ESG Group (the “ESG Allocated Attributes”) and the KBR Group (the “KBR Allocated Attributes”) as of the end of such year and shall inform HESI and KBR, respectively, of such determination.

(a) If the amount of the ESG Allocated Attributes is less than the amount of Tax Attributes (as reasonably determined by Halliburton) that would have been available to the ESG

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

Group at the end of such year had the ESG Group Members not been included in the Consolidated Return and the Combined Returns (the “ESG Stand-Alone Attributes”), the value of such shortfall, to the extent such shortfall is attributable to the use of the ESG Group’s Tax Attributes by KBR Group Members, shall be reflected in the intercompany accounts as an amount payable by Halliburton to HESI. If the amount of the ESG Allocated Attributes is greater than the ESG Stand-Alone Attributes, the value of such excess, to the extent such excess is attributable to the use of Tax Attributes of KBR Group Members by ESG Group Members during such year, shall be reflected in the intercompany accounts as an amount payable by HESI to Halliburton. For this purpose, a Tax Attribute shall be treated as used by KBR Group Members or ESG Group Members only to the extent that such Tax Attribute is necessary to reduce the KBR Group Federal Income Tax Liability or ESG Group Federal Income Tax Liability (computed in accordance with Section 3.04 or 3.03) for such year. In calculating the ESG Stand-Alone Attributes, the utilization of any Tax Attribute carryforward by ESG Group Members shall be subject to the limitation described in Section 3.03(f) hereof. For purposes of this section, the value of any Tax Attribute shall be equal to the amount of Taxes (computed in accordance with Section 3.03 hereof) that would be avoided by the payor if it had sufficient income to fully utilize such Tax Attribute in such year.

(b) If the amount of the KBR Allocated Attributes is less than the amount of Tax Attributes (as reasonably determined by Halliburton) that would have been available to the KBR Group at the end of such year had the KBR Group Members not been included in the Consolidated Return and the Combined Returns (the “KBR Stand-Alone Attributes”), the value of such shortfall, to the extent such shortfall is attributable to the use of the KBR Group’s Tax Attributes by ESG Group Members, shall be reflected in the intercompany accounts as an amount payable by Halliburton to KBR. If the amount of the KBR Allocated Attributes is greater than the KBR Stand-Alone Attributes, the value of such excess, to the extent such excess is attributable to the use of Tax Attributes of ESG Group Members by KBR Group Members during such year, shall be reflected in the intercompany accounts as an amount payable by KBR to Halliburton. For this purpose, a Tax Attribute shall be treated as used by ESG Group Members or KBR Group Members only to the extent that such Tax Attribute is necessary to reduce the ESG Group Federal Income Tax Liability or KBR Group Federal Income Tax Liability (computed in accordance with Section 3.03 or 3.04) for such year. In calculating the KBR Stand-Alone Attributes, the utilization of any Tax Attribute carryforward by KBR Group Members shall be subject to the limitation described in Section 3.04(f) hereof. For purposes of this section, the value of any Tax Attribute shall be equal to the amount of Taxes (computed in accordance with Section 3.04 hereof) that would be avoided by the payor if it had sufficient income to fully utilize such Tax Attribute in such year.

Section 3.10 Subsequent Changes in Treatment of Tax Items. For any taxable year ending prior to the Deconsolidation Year and beginning on or after the Effective Date, in the event of a change in the treatment of any Tax Item of any member of the Consolidated Group or a Combined Group as a result of a Final Determination, Halliburton shall calculate (i) the change to the ESG Group Federal Income Tax Liability or ESG Group Combined Tax Liability and/or the KBR Group Federal Income Tax Liability or the KBR Group Combined Tax Liability and (ii) any change to the Allocated Attributes and/or the Stand-Alone Attributes of the ESG Group and the KBR Group, and such changes shall be properly reflected in the intercompany accounts described in Section 3.09 hereof.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

Section 3.11 Foreign Corporations. Any Taxes associated with the filing of a separate Tax Return in a foreign jurisdiction with respect to an ESG Group Member or a KBR Group Member shall be allocated to and paid directly by such member. Any Taxes and Tax Attributes associated with the filing of a separate Tax Return in a foreign jurisdiction that includes the Tax Items of one or more ESG Group Members and one or more KBR Group Members shall be allocated to such members by Halliburton in a manner consistent with the principles set forth in this Article III.

Section 3.12 KBR Holdings Not Disregarded. Notwithstanding KBR Holding’s classification as an entity disregarded as an entity separate from its owner under Treasury Regulations § 301.7701-3:

(a) Tax Attributes of the KBR Group shall include the income and deductions of KBR Holdings and such income and deductions of KBR Holdings shall not be included in the ESG Group’s Tax Attributes.

(b) Intercompany accounts payable between Halliburton and KBR Holdings under Section 3.09(b) hereof shall remain intercompany accounts payable between Halliburton and KBR Holdings and shall not be treated instead as intercompany accounts payable between Halliburton and Kellogg Energy Services, Inc.

(c) Amounts payable between Halliburton and KBR Holdings under Section 5.09(b) hereof shall remain amounts payable between Halliburton and KBR Holdings and shall not be treated instead as amounts payable between Halliburton and Kellogg Energy Services, Inc.

Section 3.13 State and Local Filings. Any Taxes associated with the filing of a separate Tax Return in a state or local jurisdiction with respect to an ESG Group Member or a KBR Group Member shall be allocated to and paid directly by such member. Any Taxes and Tax Attributes associated with the filing of a Combined Return in a state or local jurisdiction that includes the Tax Items of one or more ESG Group Members and one or more KBR Group Members shall be allocated to such members by Halliburton in a manner consistent with the principles set forth in this Article III and consistent with past practices.

Section 3.14 Group Relief.

(a) For any taxable year ending prior to the Deconsolidation Year and beginning on or after the Effective Date, in the event a Final Determination causes Halliburton or any member of the ESG Group to recognize additional income directly as a result of the reduction of the amount of “Group Relief” (as defined in Section 402 et seq. of the UK Income and Corporation Taxes Act 1988, as amended) that was surrendered by the KBR Group (a “KBR Group Relief Tax Attribute”), then KBR shall pay to Halliburton, on a timely basis, the amount of additional Tax incurred by Halliburton or any member of the ESG Group that is directly attributable to the loss of the KBR Group Relief Tax Attribute.

(b) No later than 90 days following the filing of any U.K. Tax Return, Halliburton shall pay to KBR an amount equal to the product of: (x) the aggregate amount of Group Relief that was surrendered to Halliburton or any member of the ESG Group multiplied by (y) the highest U.K. Corporation Tax rate applicable to corporations at the time the Group Relief was surrendered by the KBR Group.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

(c) The provisions of this Section 3.14, Section 5.12(c) and Section 6.05 are intended to be the exclusive governing provisions with respect to indemnification and compensation rights and obligations among the parties relating to U.K. Group Relief.

ARTICLE IV.

PREPARATION AND FILING OF TAX RETURNS FOR AND AFTER THE

DECONSOLIDATION YEAR

Section 4.01 Manner of Filing.

(a) Except to the extent otherwise provided herein, all Tax Returns filed with federal and state Tax Authorities of the United States for the Deconsolidation Year and for two taxable years following the Deconsolidation Year by Halliburton or by KBR shall be prepared (in the absence of a controlling change in law or circumstances or consent of Halliburton with such consent not to be unreasonably withheld) consistent with past practices, elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar items have been filed prior to the Deconsolidation Date.

(b) For a period of two (2) fiscal years following the Distribution Date, all Tax Returns filed by Halliburton and KBR after the Distribution Date shall be prepared on a basis that is consistent with the Private Letter Ruling or Tax Opinion obtained by Halliburton in connection with the Distribution (in the absence of a controlling change in law or circumstances), and shall be filed on a timely basis by the Party responsible for such filing under this Agreement.

Section 4.02 Pre-Deconsolidation Tax Returns. Except as provided in Section 4.03(b) hereof, all Tax Returns required to be filed for the portion of the Deconsolidation Year ending on the Deconsolidation Date shall be filed by the party who would bear responsibility under Section 2.01 hereof if such Tax Returns were for periods prior to the Deconsolidation Year.

Section 4.03 Post-Deconsolidation Tax Returns.

(a) All Tax Returns of the KBR Group for the portion of the Deconsolidation Year beginning after the Deconsolidation Date and all periods after the Deconsolidation Year shall be filed by KBR and all Tax Returns of the Halliburton Group for the portion of the Deconsolidation Year beginning after the Deconsolidation Date and all periods after the Deconsolidation Year shall be filed by Halliburton.

(b) All KBR Group foreign, state or local income Tax Returns for the Deconsolidation Year that are filed based on a complete fiscal year (i.e. there is not a Tax year end as of the Deconsolidation Date) shall be filed by KBR.

(c) If Deconsolidation occurs for federal Tax purposes but not for Combined Return purposes, i.e., there is more than 50% but less than 80% ownership of KBR stock by Halliburton, the HESI and KBR Tax departments will develop procedures consistent with this Agreement for handling such Combined Returns.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

Section 4.04 Accumulated Earnings and Profits, Initial Determination and Subsequent Adjustments. Within ninety (90) days following the Distribution Date, Halliburton shall notify KBR of the balance of accumulated earnings and profits on Halliburton’s Tax records as of the Distribution Date which are allocable to the KBR Businesses, as calculated in accordance with the appropriate provisions of the Code and the Treasury Regulations thereunder (including Section 312(h) of the Code and Treasury Regulations § 1.312-10 or any successor regulation thereto) by Halliburton. The notice provided by Halliburton to KBR hereunder shall include supporting documentation which details the calculation of earnings and profits allocated to the KBR Businesses as of the Distribution Date. Within sixty (60) days after filing the Halliburton Affiliated Group Federal Income Tax Return for the taxable year that includes the Distribution Date, Halliburton shall notify KBR of any adjustments in the Halliburton earnings and profits as of the Distribution Date and shall provide to KBR supporting documentation which details the recalculation of Halliburton earnings and profits allocable to the KBR Businesses as of the Distribution Date. If in subsequent Tax years, a Final Determination results in an adjustment to the accumulated earnings and profits on the Tax records of Halliburton as of the Distribution Date, Halliburton shall promptly notify KBR of the adjustment within sixty (60) days after receiving written notice of such Final Determination, and shall provide KBR with supporting documentation which details the recalculation of Halliburton earnings and profits allocable to the KBR Businesses as of the Distribution Date.

Section 4.05 Tax Basis of Assets Transferred. Within ninety (90) days following the Distribution Date, Halliburton shall notify KBR of the Tax basis of the stock of any controlled foreign corporations (as defined in Section 957 of the Code) transferred to KBR in the Restructuring. In the event that a Final Determination results in an adjustment to the basis of such stock, Halliburton shall notify KBR within sixty (60) days of receiving written notice of such Final Determination, of the nature and amount of the adjustments and shall provide KBR with supporting documentation which details the calculation of such adjustments.

ARTICLE V.

ALLOCATION OF TAXES FOR AND AFTER DECONSOLIDATION YEAR;

ALLOCATION OF ADDITIONAL TAX LIABILITIES

Section 5.01 Liability of the ESG Group for Consolidated and Combined Taxes. For the Deconsolidation Year and all taxable years following the Deconsolidation Year, the ESG Group shall be liable to Halliburton for an amount equal to the ESG Group Federal Income Tax Liability and the ESG Group Combined Tax Liability.

Section 5.02 Liability of the KBR Group for Consolidated and Combined Taxes. For the Deconsolidation Year, the KBR Group shall be liable to Halliburton for an amount equal to the KBR Group Federal Income Tax Liability and the KBR Group Combined Tax Liability to the extent such liability was paid by Halliburton or by a member of the ESG Group.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

Section 5.03 ESG Group Federal Income Tax Liability. With respect to the Deconsolidation Year and all taxable years following the Deconsolidation Year, the ESG Group Federal Income Tax Liability for such taxable period shall be the Federal Income Taxes for such taxable period, as determined on an ESG Group Pro Forma Consolidated Return prepared:

(a) assuming that the members of the ESG Group were not included in the Consolidated Group and by including only Tax Items of members of the ESG Group that are included in the Consolidated Return;

(b) except as provided in Section 5.03(e) hereof, using all elections, accounting methods and conventions used on the Consolidated Return for such period;

(c) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;

(d) excluding any Tax Attributes for which HESI has been compensated pursuant to Section 5.09 hereof;

(e) assuming that the ESG Group elects not to carry back any net operating losses; and

(f) assuming that the ESG Group’s utilization of any Tax Attribute carryforward or carryback is limited to the Tax Attributes of the ESG Group that would be available if the ESG Group Federal Income Tax Liability for each taxable year ending after January 1, 2001 were determined in accordance with this Section 5.03.

Section 5.04 KBR Group Federal Income Tax Liability. With respect to the Deconsolidation Year, the KBR Group Federal Income Tax Liability for such taxable period shall be the Federal Income Taxes for such taxable period, as determined on an KBR Group Pro Forma Consolidated Tax Return prepared:

(a) assuming that the members of the KBR Group were not included in the Consolidated Group and by including only Tax Items of members of the KBR Group that are included in the Consolidated Return;

(b) except as provided in Section 5.04(e) hereof, using all elections, accounting methods and conventions used on the Consolidated Return for such period;

(c) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;

(d) excluding any Tax Attributes for which KBR has been compensated pursuant to Section 5.09 hereof;

(e) assuming that the KBR Group elects not to carry back any net operating losses and may elect either to deduct or take a credit for foreign Taxes paid or deemed paid (and to carryback or carryforward any excess foreign Taxes); and

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

(f) assuming that the KBR Group’s utilization of any Tax Attribute carryforward or carryback is limited to the Tax Attributes of the KBR Group that would be available if the KBR Group Federal Income Tax Liability for each taxable year ending after January 1, 2001 were determined in accordance with this Section 5.04.

Section 5.05 ESG Group Combined Tax Liability. With respect to the Deconsolidation Year and all taxable years following the Deconsolidation Year, the ESG Group Combined Tax Liability shall be the sum for such taxable period of the ESG Group’s liability for Taxes owed with respect to Combined Returns, as determined on the ESG Group Pro Forma Combined Returns prepared in a manner consistent with the principles and procedures set forth in Section 5.03 hereof, without recalculating the state apportionment factors.

Section 5.06 KBR Group Combined Tax Liability. With respect to the Deconsolidation Year, the KBR Group Combined Tax Liability shall be the sum for such taxable period of the KBR Group’s liability for Taxes owed with respect to Combined Returns, as determined on the KBR Group Pro Forma Combined Returns prepared in a manner consistent with the principles and procedures set forth in Section 5.04 hereof, without recalculating the state apportionment factors and assuming that Tax Items of the KBR Group are not included in the Combined Returns of the Halliburton Group following the Deconsolidation Date.

Section 5.07 Preparation and Delivery of Pro Forma Tax Returns. Not later than ninety (90) days following the date on which the related Consolidated Return or Combined Return, as the case may be, is filed with the appropriate Tax Authority, Halliburton shall prepare and deliver to HESI and KBR, respectively, pro forma Tax Returns calculating (i) the ESG Group Federal Income Tax Liability or the ESG Group Combined Tax Liability, and (ii) the KBR Group Federal Income Tax Liability or the KBR Group Combined Tax Liability, which is attributable to the period covered by such filed Tax Return.

Section 5.08 HESI Intercompany Payables and Receivables; KBR Payment. The liability of the ESG Group for the ESG Group Federal Income Tax Liability and ESG Group Combined Tax Liability shall be reflected in the intercompany accounts of Halliburton and HESI. For the Deconsolidation Year, KBR will pay Halliburton for the KBR Group Federal Income Tax Liability and the KBR Group Combined Tax Liability within sixty (60) days following the delivery to KBR by Halliburton of a KBR Group Pro Forma Consolidated Tax Return or a KBR Group Pro Forma Combined Return, as the case may be, to the extent such Tax liabilities are paid by Halliburton or other person who is not a member of the KBR Group. For the Deconsolidation Year, any payment due from KBR described in the previous sentence shall be decreased by the cumulative amount of payments made by KBR to Halliburton to fund Halliburton’s estimated Tax payments with respect to Taxes for the Deconsolidation Year.

Section 5.09 Credit for Use of Attributes. Not later than ninety (90) days following the filing of the Consolidated Return for the Deconsolidation Year and all taxable years following the Deconsolidation Year, Halliburton shall determine the aggregate amount of the Tax Attributes of the Consolidated Group and all Combined Groups that are allocable to the ESG Group (the “ESG Allocated Attributes”) as of the end of such year and shall inform HESI of such determination. Not later than sixty (60) days following the filing of the Consolidated Return for the Deconsolidation Year, Halliburton shall determine the aggregate amount of the

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

Tax Attributes of the Consolidated Group and all Combined Groups that are allocable to the KBR Group (the “KBR Allocated Attributes”) as of the end of such year and shall inform KBR of such determination.

(a) If the amount of the ESG Allocated Attributes is less than the amount of Tax Attributes (as reasonably determined by Halliburton) that would have been available to the ESG Group at the end of such year had the ESG Group Members not been included in the Consolidated Return and the Combined Returns (the “ESG Stand-Alone Attributes”), the value of such shortfall, to the extent such shortfall is attributable to the use of the ESG Group’s Tax Attributes by KBR Group Members, shall be reflected in the intercompany accounts as an amount payable by Halliburton to HESI. If the amount of the ESG Allocated Attributes is greater than the ESG Stand-Alone Attributes, the value of such excess, to the extent such excess is attributable to the use of Tax Attributes of KBR Group Members by ESG Group Members during such year, shall be reflected in the intercompany accounts as an amount payable by HESI to Halliburton. For this purpose, a Tax Attribute shall be treated as used by KBR Group Members or ESG Group Members only to the extent that such Tax Attribute is necessary to reduce the KBR Group Federal Income Tax Liability or ESG Group Federal Income Tax Liability (computed in accordance with Section 5.04 or 5.03) for such year. In calculating the Stand-Alone Attributes, the utilization of any Tax Attribute carryforward by ESG Group Members shall be subject to the limitation described in Section 5.03(f) hereof. For purposes of this section, the value of any Tax Attribute shall be equal to the amount of Taxes (computed in accordance with Section 5.03 hereof) that would be avoided by the payor if it had sufficient income to fully utilize such Tax Attribute in such year.

(b) If the amount of the KBR Allocated Attributes for the Pre-Deconsolidation Period is less than the amount of Tax Attributes (as reasonably determined by Halliburton) that would have been available to the KBR Group for the Pre-Deconsolidation Period had the KBR Group Members not been included in the Consolidated Return and the Combined Returns (the “KBR Stand-Alone Attributes”), the value of such shortfall, to the extent such shortfall is attributable to the use of the KBR Group’s Tax Attributes by ESG Group Members, shall be paid by Halliburton to KBR within thirty (30) days of the date the KBR Allocated Attributes are determined. If the amount of the KBR Allocated Attributes for the Pre-Deconsolidation Period is greater than the amount of the KBR Stand-Alone Attributes, the value of such excess, to the extent such excess is attributable to the use of Tax Attributes of ESG Group Members by KBR Group Members during such period, shall be paid by KBR to Halliburton within thirty (30) days of the date the KBR Allocated Attributes are determined. For this purpose, a Tax Attribute shall be treated as used by ESG Group Members or KBR Group Members only to the extent that such Tax Attribute is necessary to reduce the ESG Group Federal Income Tax Liability or KBR Group Federal Income Tax Liability (computed in accordance with Section 5.03 or 5.04) for such year. In calculating the KBR Stand-Alone Attributes, the utilization of any Tax Attribute carryforward by KBR Group Members shall be subject to the limitation described in Section 5.04(f) hereof. For purposes of this section, the value of any Tax Attribute shall be equal to the amount of Taxes (computed in accordance with Section 5.04 hereof) that would be avoided by the payor if it had sufficient income to fully utilize such Tax Attribute in such year.

Section 5.10 Subsequent Changes in Treatment of Tax Items. For the Deconsolidation Year and all taxable years following the Deconsolidation Year, in the event of a change in the

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

treatment of any Tax Item of any member of the Consolidated Group or a Combined Group as a result of a Final Determination, Halliburton shall calculate (i) the change to the ESG Group Federal Income Tax Liability or ESG Group Combined Tax Liability and (ii) any change to the Allocated Attributes and/or the Stand-Alone Attributes of the ESG Group, and such changes shall be properly reflected in the intercompany accounts described in Section 5.09(a) hereof. For the Deconsolidation Year, in the event of a change in the treatment of any Tax Item of any member of the Consolidated Group or a Combined Group as a result of a Final Determination, Halliburton shall calculate (i) the change to the KBR Group Federal Income Tax Liability or KBR Group Combined Tax Liability and (ii) any change to the Allocated Attributes and/or the Stand-Alone Attributes of the KBR Group and such changes shall be properly reflected in payments from Halliburton to KBR, or from KBR to Halliburton, as the case may be.

Section 5.11 Foreign Corporations. Any Taxes associated with the filing of a separate Tax Return in a foreign jurisdiction with respect to an ESG Group Member or a KBR Group Member shall be allocated to and paid directly by such member. For the Deconsolidation Year any Taxes and Tax Attributes associated with the filing of a separate Tax Return in a foreign jurisdiction that includes the Tax Items of one or more ESG Group Members and one or more KBR Group Members shall be allocated to such members by Halliburton in a manner consistent with the principles set forth in this Article V.

Section 5.12 Allocation of Additional Tax Liabilities.

(a) Restructuring Taxes. Notwithstanding that the Restructuring and Project Constructor occurred prior to the Effective Date, notwithstanding any other provision of this Agreement to the contrary, and except as otherwise provided in the Master Separation Agreement or the Master Separation and Distribution Agreement (as applicable) and Section 5.12(a)(i) hereof, Halliburton shall pay and shall indemnify and hold harmless KBR and any member of the KBR Group from and against any and all Restructuring Taxes, without regard to any benefit that any member of the KBR Group might derive as a result of the payment of the Restructuring Taxes by Halliburton. Halliburton shall also be liable for all fees, costs and expenses, including reasonable attorneys’ fees, arising out of, or incident to, any proceedings before any Tax Authority, or any judicial authority, with respect to any amount for which it is liable for under Section 5.12(a) hereof.

(i) In the event any Restructuring Taxes are attributable to a Tainting Act of KBR or any member of the KBR Group, then KBR shall pay and shall indemnify and hold harmless Halliburton from and against any and all Restructuring Taxes and from and against any costs whatsoever connected with such Taxes, including, but not limited to, fees, interest, penalties, and expenses, including reasonable attorneys’ fees. For purposes of this Section 5.12(a)(i), a Restructuring Tax is attributable to a Tainting Act if (1) such Tax would not have been imposed but for the Tainting Act, or (2) the Tainting Act would have independently caused the imposition of such Tax; provided, however, that in no event shall a Restructuring Tax be considered attributable to a Tainting Act to the extent such Tax would not have been incurred but for a breach by Halliburton of any warranty, representation or covenant contained in Article VII hereof.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

(ii) An indemnification payment required to be made by one Party pursuant to Section 5.12(a) hereof shall be paid in immediately available funds within thirty (30) days after receiving a written demand from the other Party for such payment; however, no Party shall make a written demand for an indemnification payment attributable to Restructuring Taxes under Section 5.12(a) hereof until such Tax liability is established by a Final Determination. Any indemnification payment required to be made by either Party under Section 5.12(a) hereof which is not paid timely shall bear interest (compounded daily) at the Federal short-term rate or rates established pursuant to Section 6621 of the Code for the period during which such payment is due but unpaid.

(b) Dual Consolidated Losses. Notwithstanding any other provisions of this Agreement, whether before or during the Deconsolidation Year, to the extent a member of the KBR Group is responsible for a triggering event (as defined in Treasury Regulations § 1.1503-2(g)(2)(iii)(A)) that causes Halliburton to recapture and report as income for any Tax period the amount of a dual consolidated loss (as defined in Treasury Regulations § 1.1503-2), KBR shall pay to Halliburton on a timely basis any Tax attributable to the recapture of such dual consolidated loss. KBR hereby assumes all liability for any such Tax and shall indemnify and hold harmless Halliburton and any member of the Halliburton Group for such liability; provided, however, to the extent any such recapture is attributable to a triggering event resulting from the Spinoff, KBR shall not be liable for any Tax resulting from such recapture.

(c) Group Relief.

(i) In the event a Final Determination causes Halliburton or any member of the ESG Group to recognize additional income directly as a result of the reduction of a KBR Group Relief Tax Attribute, then KBR shall pay to Halliburton, on a timely basis, the amount of additional Tax incurred by Halliburton or any member of the ESG Group that is directly attributable to the loss of the KBR Group Relief Tax Attribute. KBR shall not be required to indemnify Halliburton or any member of the ESG Group for a reduction in the KBR Group Relief Tax Attribute that results from the Spinoff.

(ii) No later than 90 days following the filing of any U.K. Tax Return, Halliburton shall pay to KBR an amount equal to the product of: (x) the aggregate amount of Group Relief that was surrendered to Halliburton or any member of the ESG Group multiplied by (y) the highest U.K. Corporation Tax rate applicable to corporations at the time the Group Relief was surrendered by the KBR Group.

(iii) The provisions of Section 3.14, this Section 5.12(c) and Section 6.05 are intended to be the exclusive governing provisions with respect to indemnification and compensation rights and obligations among the parties relating to U.K. Group Relief.

(d) Refunds. Each Party shall be entitled to retain or be paid all refunds of Tax received, whether in the form of payment, credit or otherwise, from any Tax Authority with respect to any Tax for which such Party is responsible under this Article V.

(e) Allocation of Taxable Items. Halliburton shall determine the amounts of income, gain, loss, deduction, and credit of the KBR Group for the Pre-Deconsolidation Period that are

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

properly includible in the Consolidated Return for the taxable year which includes the Deconsolidation Date. For all relevant purposes of this Agreement, the members of the KBR Group and each KBR Combined Group shall cease to be members of the Consolidated Group as of the end of the Deconsolidation Date, and the KBR Group shall cause the book of account of the KBR Group to be closed for accounting and Tax purposes as of the end of the Deconsolidation Date in accordance with Halliburton’s direction. In determining consolidated taxable income for the taxable period that ends on the Deconsolidation Date, the income and other items of the KBR Group shall be determined in good faith by Halliburton in accordance with Treasury Regulations §§ 1.1502-76(b)(1), 1.1502-76(b)(2)(i) and 1.1502-76(b)(2)(iv) and no election shall be made under § 1.1502-76(b)(2)(ii)(D) to ratably allocate items. However, an allocation shall be made in good faith by Halliburton under Treasury Regulations § 1.1502-76(b)(2)(iii) if such allocation is determined by Halliburton in good faith to be necessary to appropriately allocate items in the event the Deconsolidation Date occurs on any date other than the last day of any month.

(f) Foreign Tax Credit True-Up. With respect to the Deconsolidation Year, no later than ninety (90) days following the filing of a Consolidated Return, an amended Consolidated Return or a final settlement with the U.S. Internal Revenue Service, Halliburton shall determine the aggregate amount of the “Foreign Tax Credit Adjustment.” The Foreign Tax Credit Adjustment shall be equal to (x) the aggregate amount of foreign Taxes paid or accrued by members of the KBR Group and allowable as foreign tax credits for United States federal income tax purposes for the period commencing January 1, 2001, and ending on the Deconsolidation Date (the “KBR Foreign Taxes”), minus (y) the sum of (i) the aggregate amount during such period of KBR Foreign Taxes used to reduce (either as a deduction or credit) the KBR Group’s Federal Income Tax Liability pursuant to Section 3.04 and Section 5.04 hereof, (ii) the aggregate amount during such period of credit that the KBR Group received with respect to KBR Foreign Taxes pursuant to Section 3.09 and Section 5.09 hereof, and (iii) the aggregate amount during such period of KBR Foreign Taxes allocated to the KBR Group upon Deconsolidation pursuant to Treasury Regulations § 1.1502-79(d). If such Foreign Tax Credit Adjustment is a positive amount, Halliburton shall pay such amount to the KBR Group. The payment in the preceding sentence shall be due within ninety (90) days following the earlier of (a) the filing of the federal income Tax Return on which Halliburton realizes a benefit for the KBR Foreign Taxes or (b) the filing of the federal income Tax Return on which KBR could have utilized the foreign tax credits, were KBR in possession of such foreign tax credits. For purposes of this agreement, a benefit for KBR Foreign Taxes is considered to be realized by Halliburton only when all available Halliburton/ESG Group foreign tax credits (except ESG Group foreign tax credits carried back) have been utilized. If the amount determined pursuant to this Section 5.12(f) is a negative amount, the KBR Group shall pay such amount to Halliburton. If such negative amount is the result of a foreign tax credit carried forward pursuant to Treasury Regulations § 1.1502-79(d), such payment shall be due no sooner than ninety (90) days following the filing of the federal income Tax Return on which the KBR Group realizes the benefit associated with the foreign tax credit carryforward.

(g) KBR Group Tax Losses. Notwithstanding anything to the contrary in this Agreement, with respect to tax years beginning on or after the Effective Date and ending prior to or on the Deconsolidation Date, no later than ninety (90) days following the filing of a Consolidated Return, an amended Consolidated Return or a final settlement with the IRS,

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

Halliburton shall determine the aggregate amount of the “Loss Adjustment.” The Loss Adjustment shall be an amount equal to: (x) the aggregate amount of Tax Attributes of the KBR Group reflected on the Consolidated Return that are net operating losses or net capital losses for the period commencing on the Effective Date through the Deconsolidation Date (the “KBR Losses”) multiplied by thirty-five percent (35%); minus (y) the sum of: (i) the aggregate amount during such period of reduction of the KBR Group’s U.S. federal income tax liability pursuant to Section 3.04 and Section 5.04 hereof resulting from the KBR Losses, (ii) the aggregate amount during such period of credit that the KBR Group received with respect to the KBR Losses pursuant to Section 3.09 and Section 5.09 hereof, and (iii) the aggregate amount during such period of KBR Losses allocated to the KBR Group upon Deconsolidation pursuant to Treasury Regulations §§ 1.1502-21 and 1.1502-22(b) multiplied by thirty-five percent (35%). If the Loss Adjustment pursuant to the preceding sentence is a positive amount, Halliburton shall pay to KBR an amount equal to the Loss Adjustment when Halliburton realizes a tax benefit from using the KBR Losses. Such payment shall be reduced by an amount equal to the tax benefit that Halliburton otherwise would have realized by the use of a Tax Attribute of a member of the ESG Group (a “Displaced ESG Tax Attribute”) that would have been used if the KBR Losses had not been included in the Consolidated Return or final settlement with the IRS. When a Displaced ESG Tax Attribute is used, Halliburton shall then pay KBR an amount equal to the tax benefit realized from the use of the Displaced ESG Tax Attribute by Halliburton. For purposes of this Section 5.12(g), Displaced ESG Tax Attributes shall be considered used and Halliburton shall be treated as recognizing a tax benefit from such use (i) when they are applied to a Consolidated Return of the Halliburton Affiliated Group or ESG Group to reduce the consolidated tax liability of the Halliburton Affiliated Group or ESG Group; or (ii) when they are allocated to a member of the Halliburton Affiliated Group or ESG Group that is no longer consolidated with the Halliburton Affiliated Group or ESG Group. Payments required under this Section 5.12(g) shall be made within 90 days of filing a Consolidated Return where Halliburton has realized the tax benefit from using KBR Losses or a Displaced ESG Tax Attribute.

Section 5.13 Tax Attributes of KBR Not Carried Back. With respect to any Tax Attributes incurred by the KBR Group in a Post-Deconsolidation Period, KBR shall not, and shall cause each member of the KBR Group to not, elect to carry back Tax Attributes to a Pre-Deconsolidation Period. In the event the applicable Tax law requires a Tax Attribute of the KBR Group arising in a Post-Deconsolidation Period to be carried back to a Pre-Deconsolidation Period Tax Return of Halliburton or other member of the Halliburton Group (such Tax Attribute being a “Required Tax Attribute Carryback”), KBR shall notify Halliburton of such Required Tax Attribute Carryback sixty (60) days prior to the date such Tax Return must be filed and KBR shall timely provide Halliburton with all information reasonably necessary to properly account for such Required Tax Attribute Carryback on such Tax Return. If a Required Tax Attribute Carryback that is reported on a Tax Return filed by Halliburton or other member of the Halliburton Group produces an actual Tax savings to Halliburton or other member of the Halliburton Group, Halliburton shall pay KBR an amount equal to such savings within sixty (60) days following the filing of such Tax Return.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

ARTICLE VI.

TAX DISPUTE INDEMNITY; CONTROL OF PROCEEDINGS; COOPERATION AND

EXCHANGE OF INFORMATION

Section 6.01 Tax Dispute Indemnity and Control of Proceedings.

(a) Whenever a Party becomes aware of the existence of an issue which relates to any Tax liability of the other Party (a “Disputed Tax Issue” of such other Party), and the rights or responsibilities under this Agreement of such Party may be affected by the resolution of such Disputed Tax Issue, such Party (a “Disputed Tax Issue Indemnitee”) shall promptly notify the other Party (the “Disputed Tax Issue Indemnitor”) of the Disputed Tax Issue. The Disputed Tax Issue Indemnitor has the right to defend, handle, settle or contest at its cost any Disputed Tax Issue; provided, however, that Halliburton shall have the right (but not the obligation) to defend, handle, settle or contest at KBR’s cost any Disputed Tax Issue related to a Disqualifying Action or Potential Disqualifying Action.

(b) Except as provided in this Article VI, Halliburton shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility under this Agreement. KBR shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility under this Agreement. Except as otherwise provided in Section 5.12(a)(i) hereof and in this Article VI, any costs incurred in handling, settling or contesting any Tax Controversy shall be borne by the Party having full responsibility and discretion thereof.

(c) In the event that (x) a statutory notice of deficiency (or foreign, state or local law equivalent) is received by Halliburton from the IRS or any other Tax Authority, (y) such notice is with respect to a Tax Return for which Halliburton has filing responsibility under this Agreement and (z) such notice relates in whole or in part to Restructuring Taxes for which KBR could be liable to Halliburton pursuant to Section 5.12(a) hereof (a “KBR Restructuring Issue”) then

(i) Halliburton, upon receiving a written request from KBR to file a petition with the United States Tax Court (or equivalent foreign, state or local court) seeking a redetermination of such deficiency, which shall be given no later than a date reasonably necessary to permit preparation and timely filing of such petition, shall timely file such petition; provided, however, that, notwithstanding such request, Halliburton, with the prior written consent of KBR, shall have the option to pay the amount of the deficiency, in which case KBR shall either itself pay or loan to Halliburton no later than three (3) business days before Halliburton pays such deficiency, without interest, and, until a Final Determination of the KBR Restructuring Issue results, one hundred (100) percent of the amount of the portion of the deficiency relating to the KBR Restructuring Issue, and to file a claim for the refund thereof, and, if the claim is denied, to bring an action in a court of competent jurisdiction seeking the refund of Tax paid with respect to such deficiency; or

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

(ii) If (1) KBR does not request Halliburton to file a petition in the United States Tax Court (or equivalent foreign, state or local court) for redetermination of the deficiency pursuant to Section 6.01(c)(i) hereof, (2) Halliburton does not, on its own initiative, timely file such a petition, and (3) KBR requests that Halliburton file a claim for refund, then KBR shall either pay the deficiency or request in writing that Halliburton pay such deficiency, in which case KBR shall loan to Halliburton no later than three (3) business days before Halliburton pays such deficiency, without interest, and, until a Final Determination of the KBR Restructuring Issue results, one hundred (100) percent of the amount of the portion of the deficiency relating to the KBR Restructuring Issue, which loan Halliburton shall use to pay such deficiency, and Halliburton shall file a claim for refund thereof and, if the claim is denied, bring an action in a court of competent jurisdiction seeking such refund.

(iii) In the event that a judgment of the United States Tax Court or other court of competent jurisdiction results in an adverse determination with respect to the KBR Restructuring Issue, and Halliburton notifies KBR that it does not intend to appeal such KBR Restructuring Issue, then KBR shall have the right to cause Halliburton to appeal from such adverse determination at KBR’s expense.

(iv) KBR and its representatives, at KBR’s expense, shall be entitled to participate in (1) all conferences, meetings, or proceedings with any Tax Authority, the subject matter of which is or includes the KBR Restructuring Issue and (2) all appearances before any court, the subject matter of which includes the KBR Restructuring Issue.

(d) The right to participate referred to in Section 6.01(c)(iv) hereof shall include, with respect to the KBR Restructuring Issue, the right to participate in the preparation and submission of documentation, protests, memoranda of fact and law and briefs; the conduct of oral arguments or presentations; the selection of witnesses; and the negotiation of stipulations of fact.

(e) Notwithstanding Sections 6.01(c)(iv) and (d) hereof, unless and until the notice provided in Section 6.01(c)(iii) above is given, Halliburton shall control the litigation of the KBR Restructuring Issue and have the authority to settle in a reasonable manner and in good faith any such issue.

Section 6.02 Cooperation and Exchange of Information.

(a) Each Party shall cooperate fully at such time and to the extent reasonably requested by the other Party in connection with the preparation and filing of any Tax Return or claim for refund, or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or other matters considered in this Agreement. Such cooperation shall include, without limitation, the following: (i) forwarding promptly copies of appropriate notices and forms or other communications received from any Tax Authority (including any IRS revenue agent’s report or similar report, notice of proposed adjustment, or notice of deficiency) or sent to any Tax Authority or any other administrative, judicial or other governmental authority that relate to a Disputed Tax Issue; (ii) the retention and provision on demand of Tax Returns, books, records (including those concerning ownership and Tax basis of property which either Party may

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Between Halliburton Co. and KBR, Inc.

possess), documentation or other information relating to the Tax Returns, including accompanying schedules, related workpapers, and documents relating to rulings or other determinations by Taxing Authorities, until the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof) subject to the provisions of Section 6.02(e) hereof; (iii) the provision of additional information, including an explanation of material provided under clause (i) of Section 6.02(a) hereof, to the extent such information is necessary or reasonably helpful in connection with the foregoing; (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return by Halliburton or KBR or of their respective subsidiaries, or in connection with any audit, dispute, proceeding, suit or action; and (v) such Party’s commercially reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing.

(b) Both Parties shall use reasonable efforts to keep each other advised as to the status of Tax audits or Tax Controversies involving a Disputed Tax Issue and cooperate in a defense with respect to a Disputed Tax Issue in any Tax Controversy.

(c) Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with any of the foregoing matters.

(d) If either Party fails to provide any information requested pursuant to Section 6.02 hereof within a reasonable period, as determined in good faith by the Party requesting the information, then the requesting Party shall have the right to engage a public accounting firm to gather such information, provided that thirty (30) days prior written notice is given to the unresponsive Party. If the unresponsive Party fails to provide the requested information within thirty (30) days of receipt of such notice, then such unresponsive Party shall permit the requesting Party’s public accounting firm full access to all appropriate records or other information as reasonably necessary to comply with the requirements of Section 6.02 hereof and shall reimburse the requesting Party or pay directly all costs connected with the requesting Party’s engagement of the public accounting firm.

(e) Upon the expiration of any statute of limitations, the documentation of Halliburton or KBR or any of their respective subsidiaries, including, without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto, shall not be destroyed or disposed of unless (i) the Party proposing such destruction or disposal provides sixty (60) days prior written notice to the other Party describing in reasonable detail the documentation to be destroyed or disposed of and (ii) the recipient of such notice agrees in writing to such destruction or disposal. If the recipient of such notice objects, then the Party proposing the destruction or disposal shall promptly deliver such materials to the objecting Party at the expense of the objecting Party.

Section 6.03 Reliance on Exchanged Information. If either Party supplies information to the other Party upon such Party’s request, and an officer of the requesting Party intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the Party supplying such information shall certify, to the best of such Party’s knowledge, the accuracy and completeness of the information so supplied.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

Section 6.04 Payment of Tax and Indemnity. Except as provided in Section 7.03 of this Agreement, Halliburton shall timely pay (or shall cause to be timely paid) all Taxes of the Consolidated Group, of any Combined Group which includes a member of the ESG Group and of any entity or person that is not a member of the KBR Group and shall indemnify and hold harmless KBR for all liability for Taxes of any member of the Consolidated Group, of any Combined Group which includes a member of the ESG Group or of any other person or entity that is not a member of the KBR Group assessed against any member of the KBR Group pursuant to Treasury Regulations § 1.1502-6 or any analogous or similar law.

Section 6.05 Prior Tax Years. For all taxable periods beginning before the Effective Date of this Article VI (January 1, 2001), the Parties hereby agree that:

(a) KBR shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy involving a Tax Return that includes Tax Items of a member of the KBR Group and does not include Tax Items of a member of the ESG Group;

(b) Halliburton shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy involving a Tax Return that includes Tax Items of a member of the ESG Group and does not include Tax Items of a member of the KBR Group;

(c) Halliburton shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy involving any Tax Return not described in Section 6.05(a) or (b);

(d) with respect to any Consolidated Return or Combined Return described in this Section 6.05 that includes activities of members of the ESG Group and the KBR Group, KBR shall pay to Halliburton, within ninety (90) days of a Final Determination of any Tax, any liability for such Tax attributable to a member of the KBR Group, as reasonably determined by Halliburton;

(e) with respect to any Consolidated Return or Combined Return described in this Section 6.05 that includes activities of members of the ESG Group and the KBR Group, Halliburton shall pay to KBR, within ninety (90) days of a Final Determination of any Tax, any refund due with respect to such Final Determination attributable to a member of the KBR Group, as reasonably determined by Halliburton;

(f) any costs incurred in handling, settling or contesting any Tax Controversy described in Section 6.05(a) shall be borne by KBR, any costs incurred in handling, settling or contesting any Tax Controversy described in Section 6.05(b) shall be borne by Halliburton and any costs incurred in handling, settling or contesting any Tax Controversy described in Section 6.05(c) shall be borne by the Party who would bear such costs if Section 6.01(a) applied;

(g) for the purposes of this Section 6.05, Halliburton Produtos Ltda. shall be considered a member of the KBR Group until the date it is transferred to Kellogg Energy Services, Inc.; and

(h) except to the extent otherwise provided in this Section 6.05, the provisions of Article VI shall apply to the taxable periods described in this Section 6.05. For the avoidance of

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Between Halliburton Co. and KBR, Inc.

doubt, notwithstanding anything to the contrary in this Section 6.05, the provisions of Section 6.01(a) shall apply to any Disputed Tax Issue relating to any taxable period beginning before the Effective Date of this Article VI.

ARTICLE VII.

WARRANTIES AND REPRESENTATIONS; INDEMNITY

Section 7.01 Warranties and Representations Relating to Actions of Halliburton and KBR. Each of Halliburton and KBR warrants and represents to the other that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, lease and operate its properties, to carry on its business as presently conducted and to carry out the transactions contemplated by this Agreement;

(b) it has duly and validly taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms subject, as to the enforcement of remedies, to (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement or creditors’ rights generally from time to time in effect and (ii) to general principles of equity, whether enforcement is sought in a proceeding at law or in equity; and

(d) the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with any of the provisions of this Agreement will not (i) conflict with or result in a breach of any provision of its certificate of incorporation or by-laws, (ii) breach, violate or result in a default under any of the terms of any agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or affecting any of its properties or assets.

Section 7.02 Warranties and Representations Relating to the Distribution.

(a) In General. Each of the Parties represents that, as of the date of this Agreement, it knows of no fact (after due inquiry) that may cause the Tax treatment of the Distribution to be other than a distribution of KBR stock with respect to which no gain or loss is recognized by Halliburton, KBR or their respective stockholders pursuant to Section 355 and related provisions of the Code and relevant Treasury regulations promulgated thereunder (such distribution a “Tax Free Spinoff”).

(b) No Contrary Plan. Each of the Parties represents that it has no plan or intent to take any action which is inconsistent with the treatment of the Distribution as a Tax Free Spinoff.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

Section 7.03 Covenants Relating to the Tax Treatment of the Distribution.

(a) In General. The Parties intend the Distribution to qualify as a Tax Free Spinoff.

(i) During the Restricted Period, KBR shall not permit or take any action within its control (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transactions or series of transactions) that, or fail to take any action within its control the failure of which, would cause the Distribution to fail to qualify as a Tax Free Spinoff (any such action or failure to act, a “Disqualifying Action”).

(ii) For the avoidance of doubt, and without limitation, Disqualifying Actions include (1) KBR causing or permitting to be caused a change in its Control or (2) KBR ceasing the active conduct of a trade or business within the meaning of Section 355(b) of the Code to the extent the existence of such trade or business was necessary to a conclusion reached by the IRS in the Private Letter Ruling or a conclusion reached by Tax Counsel in the Tax Opinion, unless Halliburton consents in writing to such action, unless expressly required or permitted pursuant to the Master Separation Agreement or Master Separation and Distribution Agreement (as applicable), or unless, for actions after the Distribution Date, KBR first obtains, and permits Halliburton to review, either a supplemental ruling from the IRS or an opinion from a nationally recognized law firm reasonably acceptable to Halliburton, in either case, to the effect that such action or non-action referred to in this Section 7.03(a)(ii) will not affect the qualification of the Distribution as a Tax Free Spinoff.

(iii) During the Restricted Period, except for transactions contemplated by the Master Separation Agreement or Master Separation and Distribution Agreement (as applicable), KBR shall not take any action within its control, taken alone or together with any other action (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transactions or series of transactions), that, or fail to take any action within its control the failure of which, would result in a more than immaterial possibility that the Distribution would be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly KBR stock representing a “50-percent or greater interest” within the meaning of Section 355(e)(4) of the Code (any such action or failure to act, a “Potential Disqualifying Action”), unless, prior to the taking of the Potential Disqualifying Action, KBR delivers to Halliburton either a private letter ruling from the IRS reasonably acceptable to Halliburton (a “Subsequent Ruling”) or an opinion from a nationally recognized law firm reasonably acceptable to Halliburton (a “Subsequent Opinion”), in either case, to the effect that the Potential Disqualifying Action would not cause the Distribution to cease to qualify as a Tax Free Spinoff.

(iv) For the avoidance of doubt, and without limitation, each of the following constitutes a Potential Disqualifying Action pursuant to Section 7.03(a)(iii) hereof:

(1) The merger or consolidation of KBR with or into any other corporation;

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

(2) The liquidation or partial liquidation of KBR (within the meaning of such terms as defined in Section 346 and Section 302, respectively, of the Code);

(3) The sale or transfer of all or substantially all of KBR’s assets (within the meaning of Rev. Proc. 77-37, 1977-2 C.B. 568) in a single transaction or series of related transactions;

(4) The redemption or other repurchase of any of KBR’s capital stock (other than in connection with future employee benefit plans or pursuant to a future market purchase program involving five (5) percent or less of its publicly traded stock); or

(5) The change in KBR’s equity structure (including stock issuances, pursuant to the exercise of options, the vesting of restricted stock units or otherwise, option grants, the adoption of, or authorization of shares under a stock option plan, grants of restricted stock or stock units, capital contributions or acquisition); provided, however, that stock issuances pursuant to and awards under the KBR, Inc. 2006 Stock and Incentive Plan or the Transitional Stock Adjustment Plan related to conversions of awards made with respect to Halliburton stock shall not be considered a change in KBR’s equity structure for purposes of this Section 7.03(a)(iv)(5);

unless such action is expressly required or permitted pursuant to the Master Separation Agreement or Master Separation and Distribution Agreement (as applicable) or unless KBR first delivers to Halliburton a Subsequent Ruling or a Subsequent Opinion, both reasonably acceptable to Halliburton, in either case, to the effect that the action would not cause the Distribution to cease to qualify as a Tax Free Spinoff.

(b) Notice of Events That Could Affect the Tax Treatment of the Distribution and Right to Enjoin.

(i) Subject to Section 7.03(b)(iii) hereof, until the first day after the second anniversary of the Distribution, KBR shall give Halliburton at least thirty (30) days prior written notice of KBR’s intention to effect any transaction with respect to KBR’s capital structure, whether through issuance, redemption or otherwise if and to the extent there is more than an immaterial possibility that such transaction would constitute a Disqualifying Action. Each such notice shall set forth the necessary terms and conditions of the proposed transaction, including, as applicable, the nature of any related action proposed to be taken, the approximate number of shares proposed to be issued, redeemed or transferred (directly or indirectly, in accordance with the provisions of Section 355(e) of the Code), all with sufficient particularity to enable Halliburton to review and comment on the effect of such transaction with respect to Section 355(e) of the Code. Because the damages that may result to Halliburton will be difficult to quantify, in the event Halliburton obtains an opinion from a nationally recognized law firm that the proposed transaction described in this Section 7.03(b)(i) would more likely than not constitute a Disqualifying Action, Halliburton shall have the right to enjoin KBR from

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Between Halliburton Co. and KBR, Inc.

entering into such transaction, and upon ten (10) business days prior written notice from Halliburton of its desire to enjoin such transaction, KBR shall not enter into such transaction; provided, however, that Halliburton will not waive its right to recover damages for breach of this Agreement if KBR is not enjoined from engaging in the proposed transaction.

(ii) If KBR receives a Subsequent Opinion or Subsequent Ruling, KBR shall notify Halliburton and (if Halliburton is not otherwise provided a copy) provide Halliburton promptly with a copy of such Subsequent Opinion or Subsequent Ruling, but in any event with ten (10) business days after the receipt of the Subsequent Opinion or Subsequent Ruling.

(iii) Notice shall not be required under Section 7.03(b)(i) hereof with respect to the grant and/or exercise of any stock option, stock, stock-based compensation or other employment related arrangements arising in the ordinary course of business that have customary terms and conditions consistent with past practice (a “Compensatory Transaction”) if the Compensatory Transaction satisfies the requirements of Treasury Regulations § 1.355-7(d)(8), or, if in the case of options, if (A) the exercise price is equal to or greater than the fair market value of the stock subject to the option on the date of grant or issuance and (B) such option does not have a readily ascertainable fair market value within the meaning of Treasury Regulations § 1.83-7.

(iv) Each Party shall furnish the other with a copy of any document of information that reasonably could be expected to affect treatment of the Distribution as a Tax Free Spinoff.

(v) All information provided by any Party to the other Party pursuant to this Section 7.03(b) shall be kept confidential pursuant to the terms and conditions of Section 8.12 hereof.

(c) Cooperation Relating to the Tax Treatment of the Distribution.

(i) Each Party shall cooperate with the other and shall take such actions reasonably requested by such other Party in connection with obtaining either a Subsequent Ruling or Subsequent Opinion. Such cooperation shall include providing any information, representations and/or covenants reasonably requested by the requesting Party to enable such Party to obtain, or maintain the validity of, either a Subsequent Ruling or Subsequent Opinion. From and after any date on which a Party makes any representation or covenant to counsel for the purpose of obtaining a Subsequent Opinion or to the IRS for the purpose of obtaining a Subsequent Ruling and until the first day after the second anniversary (or such later date as may be agreed upon at the time such representations and/or covenants are made) of the date of such Subsequent Ruling or Subsequent Opinion, the party making such representation or covenant shall take no action that would have caused such representation to be untrue or covenant to be breached unless Halliburton determines, in its reasonable discretion, which discretion shall be exercised in good faith solely to ensure that the Distribution constitutes a Tax Free Spinoff, that such action would not cause the Distribution to fail to qualify as a Tax Free Spinoff.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

(ii) KBR shall not file any request for a Subsequent Ruling with respect to the treatment of the Distribution as a Tax Free Spinoff without the prior written consent of Halliburton, which consent shall not be unreasonably withheld or delayed, if a favorable Subsequent Ruling would be reasonably likely to have an adverse effect on Halliburton.

(d) Each Party agrees that it will not take any position on a Tax Return that is inconsistent with the treatment of the Distribution as a Tax Free Spinoff.

(e) Each Party agrees (i) not to take any action reasonably expected to result in an increased Tax liability to the other Party under this Agreement and (ii) to take any action reasonably requested by the other Party that would reasonably be expected to result in a Tax benefit or avoid a Tax detriment to such other Party; provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other Party or any other adverse effect to such Party. The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

(f) For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary (including, but not limited to, Section 7.14), KBR will be responsible for any Taxes of a member of the Halliburton Group arising from the change of Control of KBR even if (i) Halliburton or KBR, (ii) one or more officers or directors acting on behalf of Halliburton or KBR, or (iii) another person or persons with the implicit or explicit permission of one or more officers or directors of Halliburton or KBR held discussions with third parties for the sale of the stock of KBR prior to the Distribution.

(g) For the avoidance of doubt, KBR will not be responsible for any Taxes of a member of the Halliburton Group arising from the change of Control of Halliburton.

Section 7.04 Spinoff Indemnification.

(a) In General. Notwithstanding anything herein to the contrary, the provisions of this Article VII shall govern all matters among the Parties hereto related to an Indemnified Liability (as defined in Section 7.05 below) and an Indemnity Amount (as defined in Section 7.07 below).

(b) Indemnification Obligation. If either Party breaches any warranty, representation or covenant set forth in Sections 7.02, 7.03, 7.13 or 7.14 of this Agreement and the Distribution shall fail to qualify as a Tax Free Spinoff as a result of such breach, then such Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party against any and all federal, state, local and foreign Taxes, interest, penalties and additions to Tax imposed upon or incurred by Halliburton, the Halliburton Group, KBR or the KBR Group, as the case may be (each such party an “Indemnified Party”), as a result of the failure of the Distribution to qualify as a Tax Free Spinoff, to the extent provided herein.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

Section 7.05 Indemnified Liability –Spinoff. For purposes of this Agreement, the term “Indemnified Liability” means any liability imposed upon or incurred by (1) Halliburton or any member of the Halliburton Group, for which Halliburton or any other member of the Halliburton Group is indemnified and held harmless under Section 7.04(b), or (2) KBR or any member of the KBR Group, for which KBR or any other member of the KBR Group is indemnified and held harmless under Section 7.04(b).

Section 7.06 Amount of Indemnified Liability for Income Taxes – Spinoff. The amount of an Indemnified Liability for a federal, state, local or foreign Tax incurred by an Indemnified Party based on or determined with reference to income shall be deemed to be the amount of Tax computed by multiplying (i) the Tax Authority’s highest effective Tax rate applicable to the Indemnified Party for the character of the Tax Item subject to Tax as a result of the failure of the Distribution to qualify as a Tax Free Spinoff for the taxable period in which the Distribution occurs, times (ii) the gain or income of the Indemnified Party which is subject to Tax in the Tax Authority’s jurisdiction as a result of such failure, and (iii) in the case of a state, times the percentage representing the extent to which such gain or income is apportioned or allocated to such state; provided, however, that in the case of a state Tax determined as a percentage of Federal income Tax liability, the amount of Indemnified Liability shall be deemed to be the amount of Tax computed by multiplying (x) that state’s highest effective rate applicable to the Indemnified Party for the character of the Tax Item subject to Tax as a result of the failure of the Distribution to qualify as a Tax Free Spinoff for the taxable period in which the Distribution occurs, times (y) the gain or income of the Indemnified Party which is subject to federal income Tax as a result of such failure, times (z) the percentage representing the extent to which the gain or income required to be recognized on the Distribution is apportioned to such state.

Section 7.07 Indemnity Amount – Spinoff. With respect to any Indemnified Liability, the amount which the Indemnifying Party shall pay to the Indemnified Party as indemnification (the “Indemnity Amount”) shall be the sum of (i) the amount of the Indemnified Liability, as determined under Section 7.06, (ii) any penalties and interest imposed with respect to the Indemnified Liability and (iii) an amount such that when the sum of the amounts set forth in clauses (i), (ii) and this clause (iii) of this Section 7.07 are reduced by all Taxes imposed as a result of the receipt of such sum, (taking into account any related current credits or deductions available to the Indemnified Party or any of its Affiliates under any law or Tax Authority) the reduced amount is equal to the sum of the amounts set forth in clauses (i) and (ii) of this Section 7.07.

Section 7.08 Additional Indemnity Remedy – Spinoff. Each of the Parties recognizes that any failure by it to comply with its obligations under this Article VII may result in additional Taxes which could cause irreparable harm to Halliburton, its shareholders, the Halliburton Group, and/or KBR and the KBR Group, and that such entities may be inadequately compensated by monetary damages for such failure. Accordingly, if (A) (i) a Party shall fail to comply with any obligation under this Article VII which would be reasonably foreseeable to result in any additional Taxes and (ii) such Party shall fail to provide the other Party with an opinion from a nationally recognized law firm, such opinion, upon timely review being approved by the other Party (which approval shall not be unreasonably withheld), that the failure to comply with such obligation will not result in any increase in Taxes of Halliburton, its

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Between Halliburton Co. and KBR, Inc.

shareholders, any member of the Halliburton Group, on the one hand, or KBR or any member of the KBR Group, on the other hand, as the case may be, or if (B) it is probable in the written legal opinion of a nationally recognized law firm that the failure by such Party to comply with any such obligation under this Article VII will result in an Indemnified Liability under this Agreement and the Indemnifying Party fails to provide Adequate Assurances to the Indemnified Party of its ability to pay the Indemnity Amount under this Agreement, then Halliburton or KBR, as the case may be, shall be entitled to injunctive relief in the manner described in Section 8.03 hereof, in addition to all other remedies.

Section 7.09 Calculation of Indemnity Payments. Except as otherwise provided under this Agreement, to the extent that the Indemnifying Party has an indemnification or payment obligation to the Indemnified Party pursuant to this Agreement, the Indemnified Party shall provide the Indemnifying Party with its calculation of the amount of such obligation. The documentation of such calculation shall provide sufficient detail to permit the Indemnifying Party to reasonably understand the calculation. All indemnification payments shall be made to the Indemnified Party or to the appropriate Tax Authority as specified by the Indemnified Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within thirty (30) days after delivery by the Indemnified Party to the Indemnifying Party of written notice of an indemnification obligation, or if the Tax liability giving rise to an Indemnified Liability is contested pursuant to Section 6.01(c) of this Agreement, within thirty (30) days of a Final Determination with respect to such Indemnified Liability. Any disputes with respect to indemnification payments shall be resolved in accordance with Section 8.11 below.

Section 7.10 Prompt Performance. All actions required to be taken by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

Section 7.11 Interest. Payments pursuant to this Agreement that are not made within the period prescribed in Section 7.09 shall bear interest (compounded daily) from and including the date immediately following the last date of such period through and including the date of payment at a rate equal to the Federal short-term rate or rates established pursuant to Section 6621 of the Code for the period during which such payment is due but unpaid.

Section 7.12 Tax Records. The Parties to this Agreement hereby agree to retain and provide on proper demand by any Tax Authority (subject to any applicable privileges) the books, records, documentation and other information relating to any Tax Return until the later of (a) the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof), (b) the date specified in an applicable records retention agreement entered into with the IRS, (c) a Final Determination made with respect to such Tax Return and (d) the final resolution of any claim made under this Agreement for which such information is relevant. Notwithstanding the prior sentence, no Party may destroy any such records without the approval of all other Parties to this Agreement as described in section 6.02 hereof.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

Section 7.13 KBR Representations and Covenants. KBR hereby represents, warrants and covenants that:

(a) KBR will review the information and representations made in the Ruling Documents and in the Tax Opinion Documents that will be submitted to the IRS, and, KBR covenants that all of such information or representations that relate to KBR or any member of the KBR Group, or the business or operations of each, will be true, correct and complete to KBR’s knowledge and will identify to Halliburton any information or representations that are incorrect or incomplete.

(b) KBR will not, and will cause each member of the KBR Group not to, take any action, or fail or omit to take any action, that would cause any of the information or representations made in the Ruling Documents and in the Tax Opinion Documents that relate to KBR or any member of the KBR Group or the business or operations of each, to be untrue, regardless of whether such information or representations are included in the Private Letter Ruling (or any supplemental ruling) or in the Tax Opinion (or any Subsequent Opinion).

Section 7.14 Halliburton Representations and Covenants. Halliburton hereby represents, warrants, and covenants that:

(a) Halliburton will review the information and representations made in the Ruling Documents and in the Tax Opinion Documents that will be submitted to the IRS, and Halliburton covenants that all of such information or representations that relate to Halliburton or any member of the Halliburton Group, or the business or operations of each, will be true, correct and complete to Halliburton’s knowledge and will identify to KBR any information or representations that are incorrect or incomplete.

(b) Halliburton will not, and will cause each member of the Halliburton Group not to, take any action, or fail or omit to take any action, that would cause any of the information or representations made in the Ruling Documents and in the Tax Opinion Documents that relate to Halliburton or any member of the Halliburton Group, or the business or operations of each, to be untrue, regardless of whether such information or representations are included in the Private Letter Ruling (or any supplemental ruling) or in the Tax Opinion (or any Subsequent Opinion).

Section 7.15 Continuing Covenants. Each Party agrees (1) not to take any action reasonably expected to result in a new or changed Tax Item that is detrimental to the other Party and (2) to take any action reasonably requested by the other Party that would reasonably be expected to result in a new or changed Tax Item that produces a benefit or avoids a detriment to such other Party; provided that such action does not result in any additional cost not fully compensated for by the requesting Party. The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the Parties with respect to matters otherwise covered by this Agreement.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS

Section 8.01 Notice. Any notice, demand, claim, or other communication required or permitted to be given under this Agreement (a “Notice”) shall be in writing and may be personally serviced, provided a receipt is obtained therefor, or may be sent by certified mail, return receipt requested, postage prepaid, or may be sent by telecopier, with acknowledgment of receipt requested, to the either of the Parties at the following addresses (or at such other address as one Party may specify by notice to the other Party):

Halliburton at:	Halliburton Company
1401 McKinney, Suite 2400
Houston, Texas 77010-4035
Telecopier Number: (713) 839-4816
Attn: Director of Taxes

KBR at:	KBR, Inc.
4100 Clinton Drive, P.O. Box 3
Houston, Texas 77001-0003
Telecopier Number: (713) 753-3868
Attn: Director of Taxes

KBR Holdings at:	KBR Holdings LLC
4100 Clinton Drive, P.O. Box 3
Houston, Texas 77001-0003
Telecopier Number: (713) 753-3868
Attn: Director of Taxes

A Notice which is delivered personally shall be deemed given as of the date specified on the written receipt therefor. A Notice mailed as provided herein shall be deemed given on the third business day following the date so mailed. A Notice delivered by telecopier shall be deemed given upon the date it is transmitted. Notification of a change of address may be given by either Party to the other in the manner provided in Section 8.01 hereof for providing a Notice.

Section 8.02 Required Payments. Unless otherwise provided in this Agreement, any payment of Tax required shall be due within thirty (30) days of a Final Determination of the amount of such Tax.

Section 8.03 Injunctions. The Parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Parties hereto shall be entitled to an

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

Section 8.04 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the Parties shall, in connection with entering into this Agreement, perform its obligations hereunder and take any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other Party with all such information as such Party may reasonably request in order to be able to comply with the provisions of this sentence.

Section 8.05 Parties in Interest. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the Parties and their respective successors and permitted assigns.

Section 8.06 Setoff. All payments to be made under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

Section 8.07 Change of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the Parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 8.08 Termination and Survival. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) or until otherwise agreed to in writing by Halliburton and KBR, or their successors.

Section 8.09 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Halliburton and KBR, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

Section 8.10 Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in the State of Delaware.

Section 8.11 Resolution of Certain Disputes. Any disagreement between the Parties with respect to any matter that is the subject of this Agreement, including, without limitation, any disagreement with respect to any calculation or other determinations by Halliburton hereunder, which is not resolved by mutual agreement of the Parties, shall be resolved by a nationally recognized independent accounting firm chosen by and mutually acceptable to the Parties hereto (an “Accounting Referee”). Such Accounting Referee shall be chosen by the Parties within fifteen (15) business days from the date on which one Party serves written notice on the other Party requesting the appointment of an Accounting Referee, provided that such notice specifically describes the calculations to be considered and resolved by the Accounting Referee. In the event the Parties cannot agree on the selection of an Accounting Referee, then the Accounting Referee shall be any office or branch of the public accounting firm of Deloitte & Touche. The Accounting Referee shall resolve any such disagreements as specified in the notice within thirty (30) days of appointment; provided, however, that no Party shall be required to deliver any document or take any other action pursuant to this Section 8.11 if it determines that such action would result in the waiver of any legal privilege or any detriment to its business. Any resolution of an issue submitted to the Accounting Referee shall be final and binding on the Parties hereto without further recourse. The Parties shall share the costs and fees of the Accounting Referee equally.

Section 8.12 Confidentiality. Except to the extent required to protect a Party’s interests in a Tax Controversy, each Party shall hold and shall cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such Party) concerning the other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by the Party to which it was furnished, (ii) in the public domain through no fault of such Party, or (iii) later lawfully acquired from other sources by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Agreement. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 8.13 Costs, Expenses and Attorneys’ Fees. Except as expressly set forth in this Agreement, each Party shall bear its own costs and expenses incurred pursuant to this Agreement. In the event either Party to this Agreement brings an action or proceeding for the breach or enforcement of this Agreement, the prevailing party in such action, proceeding, or appeal, whether or not such action, proceeding or appeal proceeds to final judgment, shall be entitled to recover as an element of its costs, and not as damages, such reasonable attorneys’ fees as may be awarded in the action, proceeding or appeal in addition to whatever other relief the prevailing party may be entitled. For purposes of Section 8.13 hereof, the “prevailing party” shall be the Party who is entitled to recover its costs; a Party not entitled to recover its costs shall not

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of the judgment for purposes of determining whether a Party is entitled to recover its costs or attorneys’ fees.

Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 8.15 Severability. The Parties hereby agree that, if any provision of this Agreement should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made, and only to the extent of the invalidity, and any such invalidity or unenforceability in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All other remaining provisions of this Agreement shall remain in full force and effect for the particular jurisdiction and all other jurisdictions.

Section 8.16 Entire Agreement; Termination of Prior Agreements.

(a) This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the Halliburton Group, on the one hand, and any member or members of the KBR Group, on the other hand. All such other agreements, including, but not limited to, that certain Tax Sharing Agreement by and among Halliburton Company and its Affiliated Companies and KBR, Inc. and its Affiliated Companies, dated October 2, 2006, are hereby canceled and any rights or obligations existing thereunder are hereby fully and finally settled without any payment by any party thereto; provided, however, that (i) that certain letter agreement regarding Tax indemnification for periods ending prior to January 1, 2001, attached as Exhibit C to this Agreement, shall be cancelled as of the date of this Agreement and any rights or obligations existing thereunder are hereby fully and finally settled without any payment by any party thereto and (ii) that certain Amendment to the Amended and Restated Tax Sharing and Allocation Agreement, attached as Exhibit D to this Agreement, shall remain in effect.

(b) Without limiting the foregoing, the Parties acknowledge and agree that in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Master Separation Agreement or the Master Separation and Distribution Agreement (as applicable), the provisions of this Agreement shall take precedence and to such extent shall be deemed to supersede such conflicting provisions under the Master Separation Agreement or the Master Separation and Distribution Agreement (as applicable).

Section 8.17 Assignment. This Agreement is being entered into by Halliburton and KBR on behalf of themselves and each member of the Halliburton Group and KBR Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of the Halliburton Group or KBR Group in the future. Halliburton and KBR hereby guarantee the performance of all actions, agreements and obligations provided for under this

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

Agreement of each member of the Halliburton Group and KBR Group, respectively. Halliburton and KBR shall, upon the written request of the other, cause any of their respective group members to formally execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the corporations bound hereby for so long as such successors, assigns or controlling persons are members of the Halliburton Group or the KBR Group or their successors and assigns.

Section 8.18 Fair Meaning. This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against the drafter.

Section 8.19 Commencement. This Agreement shall commence on the date of execution indicated below.

Section 8.20 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

Section 8.21 Construction. In this Agreement, unless the context otherwise requires the terms “herein,” “hereof,” and “hereunder” refer to this Agreement.

Section 8.22 Termination. This Agreement may be terminated at any time prior to the date of the IPO, without the approval of KBR, by and in the sole discretion of the Halliburton Board of Directors. In the event of such termination, no Party shall have any liability to the other Party from or for the terminated Agreement, except that expenses incurred in connection with the preparation of this Agreement shall be paid as provided in Section 8.13 hereof; provided that any agreement that remained in force prior to the Deconsolidation Date, as described in Section 8.16 hereof, shall remain in force upon a termination of this Agreement pursuant to this Section 8.22.

SPACE INTENTIONALLY LEFT BLANK

Tax Sharing Agreement

Between Halliburton Co. and KBR, Inc.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the day and year first above written.

Halliburton Company

By:
Name:
Title:

KBR, Inc.

By:
Name:
Title:

KBR Holdings LLC

By:
Name:
Title: